Exhibit 5 (a)
[McGuireWoods LLP Letterhead]
June 12, 2009
Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
Re:	Registration Statement on Form S-8 1,000,000 Shares of Common Stock of Horizon Lines, Inc. Pursuant to the Horizon Lines, Inc. 2009 Incentive Compensation Plan
Ladies and Gentlemen:
     We have acted as counsel to Horizon Lines, Inc., a Delaware corporation (the “Corporation”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended, relating to the registration of 1,000,000 shares (the “Shares”) of the Corporation’s common stock (the “Common Stock”), which may be issued pursuant to the Corporation’s 2009 Incentive Compensation Plan (the “Plan”).
     We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.
     Based on the foregoing, we are of the opinion that the Shares were validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
     This opinion is rendered to you and for your benefit solely in connection with the registration of the Shares to be issued pursuant to the Plan. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation, or entity for any purposes whatsoever without our prior written consent. Notwithstanding the foregoing, we hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ MCGUIREWOODS LLP

MCGUIREWOODS LLP